Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 03:47 PM 04/30/2013 FILED 03:47 PM 04/30/2013 SRV 130502844 - 2730887 FILE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

L-3 COMMUNICATIONS HOLDINGS, INC.

L-3 COMMUNICATIONS HOLDINGS, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the corporation is L-3 Communications Holdings, Inc. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was March 20, 1997 under the name L-Three Communications Holdings, Inc.

2. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 103, 242 and 245 of the General Corporation Law of the State of Delaware and restates and amends the provisions of the existing Amended and Restated Certificate of Incorporation of the Corporation, as heretofore amended.

3. The text of the existing Amended and Restated Certificate of Incorporation of the Corporation, as heretofore amended, is hereby amended and restated to read in its entirety as follows:

FIRST: The name of the Corporation is L-3 Communications Holdings, Inc.

SECOND: The registered office of the Corporation in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

FOURTH: The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 350,000,000 shares, consisting of 300,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”) and 50,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). Set forth below with respect to each class of stock of the Corporation is a statement of the voting powers and the designations, preferences, rights, qualifications, limitations and restrictions thereof:

A. Common Stock.

1. Voting Rights. Except as may otherwise be required by law, each holder of Common Stock shall have one vote in respect of each share of Common Stock held on all matters voted upon by the stockholders of the Corporation.

2. Dividends. Subject to Section B of this Article FOURTH, the holders of Common Stock shall be entitled to receive such dividends as may be declared from time to time by the Board of Directors of the Corporation.

3. Distributions. Subject to Section B of this Article FOURTH, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the holders of Common Stock shall be entitled to receive all of the remaining assets of the Corporation, tangible and intangible, of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them.

B. Preferred Stock. The Board of Directors of the Corporation is authorized to fix, by resolution or resolutions, the designation of each series of Preferred Stock and the voting rights, preferences as to dividends and in liquidation, conversion and other rights, qualifications, limitations and restrictions thereof and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the General Corporation Law.

FIFTH: The Board of Directors of the Corporation may alter, amend, rescind or repeal in whole or in part, the Bylaws of the Corporation or may adopt new Bylaws by the affirmative vote of a majority of the Board of Directors.

SIXTH: Subject to the rights of the holders of any series of Preferred Stock then outstanding to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed from time to time exclusively by the Board of Directors of the Corporation pursuant to a resolution adopted by a majority of the Board of Directors. A director of the Corporation shall be elected to hold office until the expiration of the term for which such person is elected and until such person’s successor shall be duly elected and qualified, or until such director’s earlier death, resignation, retirement, disqualification or removal. Commencing at the annual meeting of stockholders that is scheduled to be held in calendar year 2014 (the “2014 Annual Meeting”), the directors of the Corporation shall be elected annually for terms of one year, except that any director in office at the 2014 Annual Meeting whose term expires at the annual meeting of stockholders scheduled to be held in calendar year 2015 or calendar year 2016 (a “Continuing Classified Director”), shall continue to hold office until the end of the term for which such director was elected and until such director’s successor shall have been elected or qualified, or until such director’s earlier death, resignation, retirement, disqualification or removal. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any vacancy in the Board of Directors resulting from the death, resignation, retirement, disqualification or removal of any director or other cause, or any newly created directorship resulting from an increase in the authorized number of directors, shall be filled exclusively by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Subject to the rights of the holders of any series of Preferred Stock then outstanding with respect to any directors elected by the holders of such series, any director, or the entire Board of Directors, may be removed with or without cause by the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to elect such director, except that any Continuing Classified Director and any director appointed to fill a vacancy caused by the death, resignation, retirement, disqualification or removal of any Continuing Classified Director may be removed only for cause.

SEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of the directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended. In addition to the limitation on personal liability of directors provided herein, the Corporation shall, to the fullest extent permitted by the General Corporation Law: (x) indemnify its officers and directors and (y) advance expenses incurred by such officers or directors in relation to any action, suit or proceeding. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability or right to indemnification or advancement of expenses hereunder existing at the time of such repeal or modification.

EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept within or outside the State of Delaware at such place or places as may be designated by the Board of Directors or in the Bylaws of the Corporation.

NINTH: Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of the directors of the Corporation need not be by written ballot.

TENTH: Notwithstanding the provisions of Section 228 of the General Corporation Law of the State of Delaware, the stockholders of the Corporation may take action by written consent only if all of the stockholders entitled to vote on the matter sign such consent. This Article TENTH may not be amended without the unanimous consent of all stockholders entitled to vote on the matter.

IN WITNESS WHEREOF, L-3 Communications Holdings, Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by Steven M. Post, Senior Vice President, General Counsel and Corporate Secretary, this 30th day of April 2013.

L-3 COMMUNICATIONS HOLDINGS, INC.

By:
Name:	Steven M. Post
Title:	Senior Vice President, General Counsel & Corporate Secretary

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